Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodman & Renshaw Capital Group, Inc.:

We consent to the use of our report dated March 11, 2009, with respect to the consolidated statement of financial condition of Rodman & Renshaw Capital Group, Inc. and subsidiaries as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year ended December 31, 2008, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
October 21, 2009